EXHIBIT 3.1

AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
USG CORPORATION
USG Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”) DOES HEREBY CERTIFY THAT:
FIRST:  This Amendment to the Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”), of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
SECOND: Article SEVENTH of the Restated Certificate of Incorporation is hereby amended by deleting the following paragraph in its entirety:
“Notwithstanding the foregoing paragraph, the corporation shall maintain a Finance Committee, which shall have the power to review all of the corporation’s significant financial matters, including, but not limited to, strategies, policies or transactions, contemplated by the corporation. Without limiting the foregoing, the Finance Committee shall provide review and oversight of and make recommendations to the board of directors on the corporation’s financing requirements and programs to obtain funds; relations with banks, bondholders and other creditors; forecasting procedures on revenues, expenses, earnings, and cash flow; operating and capital expenditure budgets; dividend policy; the adoption of any compensation plan for key employees which contemplates the issuance of stock of the corporation or which is a significant cash compensation plan (other than an annual cash bonus plan consistent with past practice); and acquisitions, divestitures and significant transactions affecting the corporation’s capital structure or ownership. The Finance Committee shall confer with the Pension Committee established under the corporation’s retirement plan and report periodically to the board of directors on the funding of qualified pension plans of the corporation and its subsidiaries and the investment performance of plan funds and, on behalf of the board of directors, authorize necessary or desirable changes in actuarial assumptions for funding the plans. The Finance Committee shall consider such other matters as may be referred to it from time to time by the board of directors and shall at all times prior to June 22, 1997 be composed of four members of the board of directors who are not officers or employees of the corporation. Any actions by the Finance Committee shall be by a majority vote of at least 3 of its members. Prior to June 22 1997, (i) the scope and power of review of the Finance Committee as set forth herein shall not in any way be limited or reduced and (ii) the composition, existence and function of the Finance Committee as set forth herein shall not be altered or diminished, in either such case without the unanimous consent of all directors then in office.”
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed on this 10th day of May, 2017.

USG CORPORATION

By:	/s/ Michelle M. Warner
Name: Michelle M. Warner
Title: Senior Vice President, General Counsel and Corporate Secretary